Exhibit 10.10

Special Operations Equipment Solutions
July 27, 2010

To:	Jason Wallace
From:	Dan Clarkson/Luke Hillier
Re:	2010 Compensation Plan Details
Jason:
Below are the details for your 2010 Executive Compensation Plan. This plan goes into effect January 1, 2010.
Annual Base Salary
$9,773.08 paid bi-weekly, annualizes to $254,100
Annual Bonus Opportunity
$231,931
Bonuses will be paid as a combination of quarterly achievement bonuses and a year-end EBITDA bonus.
•	Quarterly Bonus Goal: $69,000 — $17,250/quarter

•	Year-End EBITDA Bonus Goal: $162,931 (at 100% EBITDA)
o	Please note, there will be no cap to the EBITDA portion of this bonus plan. Should the company surpass its EBITDA goal, bonus payout will multiply by the same percentage at which this goal is exceeded. (i.e., if company EBITDA exceeds plan by 20%, the EBITDA bonus target will be 120% of stated bonus goal)
Commission
0.124% of company’s overall gross margin
Gross Margin Goal = $158,000,000
Commission Target:      $195,920
Total Target Earnings
$681,951
This compensation plan is subject to change at the sole discretion of the company. Please be advised that business needs may require occasional shifts in goals, territories, and personnel. Compensation information is private and confidential and for your sole use. Any employee found to be sharing compensation information may be subject to disciplinary action up to and including termination. This document in no way implies a contract for continued employment. Employment with ADS is At-Will.

/s/ Luke Hillier		/s/ Jason Wallace	7/27/10

Luke Hillier	date	Jason Wallace	date